OIS
221 Lathrop Way, Suite I
Sacramento, CA 95815
USA

www.oisi.com
main 888.338.8436
fax 916.646.0207

October 29, 2010

VIA E-mail

Merle Symes

Re: **Ophthalmic Imaging Systems Board Membership**

Dear Merle:

On behalf of OIS, the Company's Board of Directors would like to thank you for accepting its invitation to rejoin the Board.

We're very excited about the prospects and focus of the Company, and look forward to your input in directing the Company to realize its potential.

The Company will pay an annual retainer in the amount of $20,000, payable in 4 equal quarterly installments of $5,000. The Company will also reimburse for travel expenses according to the Company's travel policy.

This agreement will be in effect beginning on 8/26/2010.

Please indicate your formal acceptance of the foregoing by signing and dating where indicated below. At your earliest convenience, please return via facsimile the executed copy of page 2 to the attention of Mr. Gil Allon at the Company's offices at (916) 565-00415.

Again, we welcome you and thank you for joining us during this very exciting time for the Company.

Very truly yours,

Uri Ram
Chairman of the Board of Directors
Ophthalmic Imaging Systems

Approved:

Merle Symes

Date: 10/29/10

Better Insight. Better Sight.

OIS